Exhibit 99.1

Investor Contact:	Media Contact:
Jack Dickens	Adrian Sakowicz
Senior Director – Investor Relations	Vice President – Communications
(630) 743-2566	(630) 743-5039
jdickens@dovercorp.com	asakowicz@dovercorp.com

Dover Board Elects Michael Manley as New Independent Director

DOWNERS GROVE, Ill., February 9, 2023 – Dover (NYSE: DOV) today announced the appointment of Michael Manley, Chief Executive Officer of AutoNation, Inc., to its Board of Directors, effective immediately. Mr. Manley will serve on the Board’s Audit Committee and Finance Committee.

“Mike is a highly accomplished business leader and we are pleased to welcome him to the Dover Board,” said Richard J. Tobin, Dover’s President and Chief Executive Officer. “Mike has successfully managed a wide array of business models over his career with an exemplary track record of shareholder value creation. His extensive knowledge of manufacturing operations and supply chains, multi-national business management, capital markets, and mergers and acquisitions will be a great asset to the Dover Board of Directors. We look forward to his contributions to Dover’s continued success.”

Mr. Manley, 58, has served as the Chief Executive Officer of AutoNation, Inc. and as a member of its Board of Directors since November 2021. Prior to joining AutoNation, he served as Head of Americas and as a member of the Group Executive Council for Stellantis N.V., one of the largest automotive original equipment manufacturers in the world, from January 2021 until October 2021. From July 2018 until January 2021, Mr. Manley served as Chief Executive Officer of Fiat Chrysler Automobiles N.V. (“FCA”), a predecessor to Stellantis N.V. Mr. Manley began his tenure at DaimlerChrysler (a predecessor to FCA) in 2000 and, prior to becoming its Chief Executive Officer, held various leadership roles at FCA, including Executive Vice President – International Sales & Marketing, Business Development and Global Product Planning Operations, Chief Executive Officer of Jeep, Chief Executive Officer of Ram, Chief Operating Officer for the Asia Pacific region, and FCA Global Executive Council member. Mr. Manley also currently serves on the Board of Directors of Rolls-Royce Holdings plc. (“Rolls Royce”) and will be stepping down from the Rolls Royce Board at the next annual meeting.

About Dover:

Dover is a diversified global manufacturer and solutions provider with annual revenue of over $8 billion. We deliver innovative equipment and components, consumable supplies, aftermarket parts, software and digital solutions, and support services through five operating segments: Engineered Products, Clean Energy & Fueling, Imaging & Identification, Pumps & Process Solutions, and Climate & Sustainability Technologies. Dover combines global scale with operational agility to lead the markets we serve. Recognized for our entrepreneurial approach for over 65 years, our team of over 25,000 employees takes an ownership mindset, collaborating with customers to redefine what’s possible. Headquartered in Downers Grove, Illinois, Dover trades on the New York Stock Exchange under “DOV.” Additional information is available at dovercorporation.com.